EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Sun Microsystems, Inc. pertaining to the Storage Technology Corporation 1995 Equity Participation Plan and 2004 Long Term Incentive Plan of our reports dated September 12, 2005, with respect to the consolidated financial statements of Sun Microsystems, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2005, Sun Microsystems, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sun Microsystems, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

September 12, 2005